 Exhibit 10(C)

HARLEYSVILLE GROUP INC.

NON-QUALIFIED DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED AS OF JANUARY 1, 2008

HARLEYSVILLE GROUP INC.

NON-QUALIFIED DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED AS OF JANUARY 1, 2008

HARLEYSVILLE GROUP INC.

NON-QUALIFIED DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED AS OF JANUARY 1, 2008

ARTICLE I - INTRODUCTION

(A)

PURPOSE OF THE PLAN: Harleysville Group Inc. (the "Company") established the Plan to provide an administratively convenient arrangement with consistent rules whereby Participants can: 1) defer base salary and other compensation that otherwise would be payable currently under the Company's Senior Management Incentive Plan or any other performance-based compensation plan that includes a deferral arrangement, 2) be credited with Company contributions under the Non-Qualified Excess Contribution and Match Program, and 3) achieve earnings commensurate with the Participant’s investment risk tolerance on compensation deferred, and, where applicable, amounts credited under the Company's Non-Qualified Excess Contribution and Match Program. This Plan is intended to be made a part of each such plan and incorporated by reference in each such plan. For purposes of ERISA, this Plan is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. This amended and restated Plan document is intended to satisfy the applicable requirements of Section 409A of the Code.

(B)

DEFINITIONS: When used in the Plan, the following terms shall have the meanings set forth below. Any term not defined below shall have the same meaning as set forth in the Retirement Plan.

1.

“Amount(s)” means the Compensation deferred under this Plan plus or minus any earnings or losses attributable thereto.

2.

“Code” means the Internal Revenue Code of 1986, as amended.

3.

“Committee” means the Harleysville Retirement Savings Plus Plan Administrative Committee.

4.

“Company” means Harleysville Group Inc., a Delaware corporation, and any successor in a reorganization or similar transaction.

5.

“Compensation” means an employee’s base salary and bonus. The term “bonus” shall include any amounts payable with respect to an employee under the Company’s Senior Management Incentive Plan or any other plan or arrangement designated by the Committee, and any successor plan thereto.

6.

“Disabled” means a condition for which a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (ii) receiving replacement benefits for a period of not less than three (3) months under the Company’s accident and health plan due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (iii) determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

7.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

8.

“Funding Agency” means the vendor(s) selected by the Committee, in its discretion, to offer investment options under this Plan.

9.

“Grandfathered Participant” means a Participant who commenced receipt of benefits on or before December 31, 2007.

10.

“Participant(s)” means those employees who have Sub-Accounts in the Plan.

11.

“Plan” means the Harleysville Group Inc. Non-Qualified Deferred Compensation Plan.

12.

“Retirement” or “Retires” means a Participant ceasing employment having attained age 55 and completed 10 Years of Service or age 62 and 5 Years of Service under the Retirement Plan.

13.

“Retirement Plan” means the Harleysville Group Inc. Retirement Savings Plus Plan.

14.

“Sub-Account” means the account maintained for each Participant under the Plan in which Amounts are accumulated.

ARTICLE II - ADMINISTRATION

The Committee shall have responsibility for the implementation and administration of this Plan. The Committee shall interpret the Plan and shall establish the rules and regulations governing the Plan’s administration. The Committee shall have discretion to determine, without limitation, which employees are eligible to participate in this Plan, and the Amounts payable to Participants under this Plan. Any decision or action made or taken by the Committee, arising out of or in connection with the construction, administration, interpretation, and effect of the Plan and of its rules and regulations, shall be conclusive and binding upon all Participants and any person claiming through or under any Participant, unless otherwise determined by the Compensation and Personnel Development Committee of the Board of Directors of the Company.

ARTICLE III - EFFECTIVE DATE

The Plan was originally effective as of January 1, 1994, and was amended and restated as of November 17, 1999, January 1, 2006, and January 1, 2008.

ARTICLE IV - PARTICIPATION

An officer of the Company in paygrade 20 or over is eligible to be a Participant in the Plan. All members of management who are entitled to benefits under the Non-Qualified Excess Contribution and Match Program are eligible to be Participants in this Plan as well. To defer Compensation under this Plan, each employee shall indicate in writing that he or she wishes to defer compensation by December 31 of the calendar year preceding the calendar year in which the Compensation to be deferred is earned or paid, whichever occurs first. Notwithstanding the foregoing, a Participant who becomes eligible for the Plan for the first time shall have 30 days after becoming eligible to participate in the Plan to elect to become a Participant by deferring Compensation that will be earned or paid for the current calendar year after the date of such election. Upon becoming eligible to be a Participant in the Plan, a prospective Participant will receive a copy of this Plan and any related forms.

ARTICLE V - DEFERRAL ELECTIONS

(A)

A Participant shall specify any amount of Compensation to be deferred. If salary is deferred, the amount so specified shall be deferred prorata throughout the specified calendar year.

(B)

A deferral election made pursuant to this Article V shall be irrevocable and may not be changed at any point during the calendar year.

(C)

The Committee shall prepare appropriate forms that an eligible employee must submit to make a deferral election pursuant to this Article V, and may amend them from time to time as it finds appropriate.

(D)

To the extent that a deferral will be made pursuant to the Senior Management Incentive Plan or any other performance-based compensation plan, such deferral shall be made no later than the December 31 of the year immediately preceding the applicable performance period; provided, however, that in the event an individual first becomes eligible during the middle of a performance period, the eligible employee shall make his or her deferral election no later than thirty (30) days following the date on which he or she becomes eligible.

ARTICLE VI - PARTICIPANT SUB-ACCOUNT

(A)

Cash equal to any amount deferred or contributed pursuant to Article V shall be set aside by the Company and shall be delivered by the Company to the Funding Agency for investment in one or more of the investment options selected by the Committee, as selected by the Participant. The Amounts so delivered, nevertheless, shall remain part of the general assets of the Company and said Amounts shall be held by the Funding Agency in the name of Company, which shall retain full title to them and shall be the owner and beneficiary thereof. The Amounts shall not be considered as held in trust for Participants and the Company shall have only a contractual obligation to make payment of the Amounts credited to a Participant when due. The Amounts shall be subject to the claims of general creditors of the Company and a Participant shall be only an unsecured general creditor with regard to any Amounts. The Company shall be responsible for payment of any taxes due on the Amounts, and the Company shall include all the income, deductions, and credits pertaining to the Amounts in computing its taxable income and financial statements.

(B)

Amounts credited to each Participant shall be placed into a Sub-Account for each Participant by the Funding Agency and shall be invested by the Participant in the investment options that the Committee has selected to offer, and in such increments as permitted from time to time under rules promulgated by the Funding Agency relating to institutional retirement investments. Although not guaranteed, it is anticipated that the mutual fund selections and investment rules of this Plan generally shall follow those applicable to the Retirement Plan. A Participant shall bear all investment risk, and Sub-Account balances for Participants shall reflect investment gains and losses. All Participants shall receive the current Plan rules on investing, which may be changed by the Committee from time to time and which shall be incorporated by reference and shall be considered an integral part hereof, provided that such rules shall not be inconsistent with this Plan. No Participant shall select Company securities as an investment under the self-directed brokerage account option.

(C)

All Sub-Accounts shall be valued every business day by the Funding Agency. The value as determined by the Funding Agency shall be final and binding on the Company and the Participants and their beneficiaries.

(D)

Loans shall not be available from the Sub-Accounts.

ARTICLE VII - PAYMENT OF BENEFITS

(A)

Timing of Payment: Amounts shall commence to be paid to the Participant during the ninety (90) day period that begins six (6) months following the date the Participant dies, Retires, becomes Disabled, or otherwise separates from service with the Company.

(B)

Grandfathered Participant - Form of Payment: A Grandfathered Participant shall be paid or shall commence to be paid in accordance with the following chart, or in accordance with the payment schedule elected by such Participant on or before December 31, 2007, except that in the case of separation from service for other than Retirement, death, or Disability, any amount payable shall be payable in a lump sum:

Participant’s Total
Sub-Account Balance
at Beginning of Distribution	Payout Period
Under $50,000	Lump Sum
$50,000 to $200,000	5 Annual Installments
$200,000 to $500,000	10 Annual Installments
$500,000 to $1,000,000	15 Annual Installments
over $1,000,000	20 Annual Installments

(C)

Non-Grandfathered Participants - Form of Payment: All Participants other than Grandfathered Participants shall be paid in one of the forms specified in the chart in Section VII(B) above, as elected by the Participant in accordance with this Section VII(C). Each Participant shall submit his or her election as to the form of payment to the Committee or its designee by December 31, 2007. Each employee who first becomes a Participant after December 31, 2007 shall submit his or her election as to the form of payment at the time of his or her initial deferral election in accordance with Article V. In the event a Participant does not make an election in accordance with the foregoing timing rules, the Participant’s benefit shall be paid as a single lump sum.

A Participant who has separated from service on or before December 31, 2007, but who has not commenced benefits and has not elected a form of payment by such date shall receive his or her benefit in accordance with the chart set forth in Section VII(B); provided, however, that the Participant’s total Sub-Account balance as of December 31, 2007 shall be used to determine the form of payment.

Notwithstanding the foregoing, if the value of a Participant’s Sub-Account at the time specified in Section VII(A) is $50,000 or less, the Participant shall receive such distribution as a single lump sum payment.

(D)

Notwithstanding the foregoing, each Participant upon first becoming eligible for the Plan may elect on a one-time irrevocable basis to have the commencement of a payout period delayed for 5 years.

(E)

Annual Installments shall be equal to the figure developed by dividing the cash value of the Sub-Account on the January valuation day each year (chosen by the Committee) by the number of years left in the payout period.

(F)

In the case of a lump sum payment, any reasonable valuation date selected by the Company shall be binding on the Participant.

(G)

Notwithstanding the foregoing, payouts for all Participants, once commenced, shall continue in accordance with the payout schedule in existence at commencement of the payout period.

(H)

Payments shall be made by Company and shall be subject to all applicable withholding and related taxes.

(I)

In the event of a Participant's death prior to full payment of his or her Sub-Account, payment thereafter shall be made in accordance with the applicable form of payment selected by the Participant to the Participant's beneficiary or contingent beneficiary or, if no beneficiary of the Participant is then living, then to the Participant's estate in a lump sum. A Participant's beneficiary and/or contingent beneficiary shall be that person(s) named by the Participant to be such in the most recent written beneficiary designation executed by the Participant and submitted to the Committee or its designee on a form acceptable to the Committee.

(J)

In the event a Participant is judged incompetent, or in the judgment of the Committee, is unqualified to manage his or her affairs, the Committee may direct that payment of any amounts due be made to the legal guardian of such Participant or, if none has been appointed, to his or her spouse or adult child or any other person or any institution who is caring for such Participant; and any payment so made shall to the extent thereof fully release and discharge the Committee and the Company from any further liability to the Participant.

(K)

Notwithstanding the foregoing, the Committee may accelerate distribution of funds to a Participant in the event of an unforeseeable emergency, which shall be defined as only:

1.

a severe financial hardship to the Participant caused by an illness or accident of the Participant, the Participant's spouse, or a dependent of the Participant (as defined in Section 152(a) of the Internal Code);

2.

a loss of the Participant's property due to casualty; or

3.

other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant's control.

Distribution shall not be made to the extent the unforeseeable emergency may be relieved through reimbursement or compensation from insurance or otherwise by liquidation of the Participant's assets (to the extent such liquidation would not itself cause severe financial hardship), or by cessation of deferrals under the Plan. College tuition or the costs of purchasing a home shall not be considered unforeseeable emergencies.

The amount withdrawn as a result of an unforeseeable emergency shall be limited to the amount reasonably needed to satisfy the emergency.

The valuation of the Amounts on account of an unforeseeable emergency shall be made as of the day the Committee approves the unforeseeable emergency distribution.

Payments for any reason shall be drawn pro-rata from the investment funds in which a Participant has directed the investment of his or her Sub-Account. For the purposes of this Article, a self-directed brokerage account shall be considered a single investment fund.

(L)

In the event of a "Change in Control," as defined in Section 409A of the Code, a Participant shall receive immediately, in cash or in kind, the full amount of the balance of his or her Sub-Account.

ARTICLE VIII - AMENDMENT AND TERMINATION

The Company reserves the right to modify, amend, alter, or terminate this Plan at any time and in any way by action of its Compensation and Personnel Development Committee. If the Plan is terminated, all Amounts credited to a Participant shall be distributed twelve (12) to twenty-four (24) months following such termination, in cash or in kind. All existing similar plans will also be terminated in the event of the termination of this Plan, and no similar plan will be instituted for at least three (3) years following such termination.

ARTICLE IX - BINDING ARRANGEMENT

This Plan shall be binding upon and inure to the benefit of the Company, its successors, and each Participant and his or her heirs, executors, administrators, and legal representatives.

ARTICLE X - PROHIBITION OF ALIENATION

Any Amounts may not be voluntarily or involuntarily assigned, anticipated, or alienated by the Participant and shall not be subject to attachment, levy, or encumbrance by a creditor of a Participant. The right of the Participant to a Sub-Account shall be no greater than the right of any unsecured general creditor of the Company.

ARTICLE XI - GOVERNING LAW

The place of administration of this Plan shall be conclusively deemed to be within the Commonwealth of Pennsylvania and the validity, construction, interpretation, administration, and effect of this Plan, and any of its rules and regulations, and the rights of any and all persons having or claiming to have an interest herein or hereunder, shall be governed by, and determined exclusively and solely in accordance with the laws of the Commonwealth of Pennsylvania, unless pre-empted by the laws of the Federal Government.

ARTICLE XII - COSTS OF THE PLAN

The expenses incurred in administering this Plan, including any Committee fees, taxes payable on earnings in the Sub-Accounts prior to distribution, fees payable to the funding agency, any charges by the Company's independent auditors, legal fees, or any other costs, shall be borne by the Company and shall not be charged against the credits in each sub-account, except that any fees associated with any investment option shall be paid by a Participant from funds within his or her Sub-Account or otherwise and all commissions payable for activity in a self-directed brokerage Sub-Account shall be assessed against that Sub-Account.

ARTICLE XIII - NO EMPLOYMENT CONTRACT

Neither the establishment of this Plan nor any action taken hereunder shall be construed as giving a Participant any right to be retained in the employ of the Company, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been adopted.

TO RECORD THE ADOPTION OF THIS PLAN, THE COMPANY HAS CAUSED ITS AUTHORIZED OFFICERS TO AFFIX THE CORPORATE NAME AND SEAL HERETO THIS 5TH DAY OF DECEMBER, 2007.

HARLEYSVILLE GROUP INC.

By:	/s/ Michael L. Browne
Michael L. Browne President and Chief Executive Officer

ATTEST:

By:	/s/ Robert A. Kauffman
Robert A. Kauffman Secretary